UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 25, 2011
PAR Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-09720	16-1434688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991
 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (315) 738-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

Retirement of Dr. John W. Sammon as Chairman, CEO and President

Founder Dr. John W. Sammon retired from his position as the Chairman of the Board, Chief Executive Officer and President of PAR Technology Corporation (the “Company”), effective as of April 25, 2011 after 43 years of service.  Dr. Sammon will continue to serve as a member of the Board of Directors of the Company.  Dr. Sammon was named Chairman Emeritus to the Board effective April 25, 2011.

Item 5.02 (c), (d), (e)

Election of Paul B. Domorski as Class III Director, Chairman of the Board, Chief Executive Officer and President

On April 22, 2011, pursuant to the authority of the Board of Directors under Company’s By-Laws, the membership of the Board was increased from six to seven, the new seat being a member of Class III of Directors.  The Board elected Mr. Domorski to fill the vacancy as a Class III Director effective April 25, 2011.  Mr. Domorski will be presented as a nominee for election by the shareholders at the next annual meeting of shareholders with a term expiring as of the annual meeting of shareholders in 2013.

Pursuant to the Company’s By-Laws, Mr. Paul B. Domorski was elected Chairman of the Board, Chief Executive Officer and President of the Company effective April 25, 2011.  Mr. Domorski, age 54, formerly served as the President, Chief Executive Officer and director of EMS Technologies, Inc. a publicly traded manufacturer of communication equipment and systems from 2006 to November, 2009.  Prior to joining EMS Technologies, Mr. Domorski served as the Vice President, of the $1.6 billion Service Operations business, for Avaya, Inc., from 2003 to 2006.  Mr. Domorski served on the Executive Board of TechAmerica, the leading electronics trade association formed by the merger of the American Electronics Association, the Cyber Security Industry Alliance, the Information Technology Association of America, and the Government Electronics & Information Technology Association.  Mr. Domorski also has substantial international business experience having served as President of Syncordia British Telecom’s $800 million outsourcing and network management business from 1997 to 2000 and as President and CEO during the restructuring of RSL Communications Ltd, an international provider of communications services.  Mr. Domorski holds a Master’s degree in Organizational Dynamics from the University of Pennsylvania as well as Master's and Bachelor degrees from The American University.  He is an alumnus of the Wharton Business School, having attended their advanced management program.

Mr. Domorski has an employment agreement with the Company with an initial term of two years.  Mr. Domorski will be compensated at an annual base salary of $400,000 and will participate in the Company’s Incentive Compensation Plan at the rate of 65% of his earned annual base salary for on plan performance.

Mr. Domorski’s benefits include participation in the Company’s Retirement Plan and insurance benefits, as well as reimbursement for reasonable travel and living expenses.   Mr. Domorski was granted a non-qualified stock option to purchase up to 250,000 shares of the Company’s common stock (“Option Shares”) in accordance with the Company’s 2005 Equity Incentive Plan.  Vesting of the Option Shares will occur at the rate of 25% each year on the anniversary date of his appointment, with all Option Shares being vested on April 25, 2015.

Under the terms of the employment agreement, any termination by the Company without cause prior to April 26, 2015 or termination by Mr. Domorski for good reason as defined in the agreement, would trigger immediate vesting of 50% of any unvested portion of the 250,000 non-qualified stock options granted upon hire.  Immediate vesting of all unvested equity interests would be triggered by any change of control situation as defined in his agreement.  Mr. Domorski would receive severance payments as follows:

o
In the event of termination without cause prior to April 26, 2013, severance would be the sum of a) the greater of one year of Mr. Domorski’s annual base salary (currently $400,000) or the amount of his annual base salary for the period commencing on the termination date through April 25, 2013 and b) an amount equal to the prior year’s annual cash bonus, if any, were paid to him.

o
In the event of termination by Mr. Domorski for good reason as defined in his agreement, termination without cause on or after April 26, 2013 or as a result of a change of control situation approved by the Board, severance would be the sum of Mr. Domorski’s annual base salary (currently $400,000) and an amount equal to the prior year’s annual cash bonus, if any, were paid to him.

o
In the event of termination resulting from a change of control not approved by the Board, severance would be three times the sum of Mr. Domorski’s annual base salary (currently $400,000) and an amount equal to the prior year’s annual cash bonus, if any, were paid to him.

Such payments would be subject to and conditioned upon execution of a mutually agreeable separation agreement which would include an agreement as to how the severance payments would be made, a mutual release of claims and Mr. Domorski’s compliance with non-compete, non-solicitation and confidentiality obligations.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release of PAR Technology Corporation dated April 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAR TECHNOLOGY CORPORATION
(Registrant)

Date: April 25, 2011	/s/Ronald J. Casciano
Ronald J. Casciano
Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer

Exhibit Number	Description
99.1	Press Release of PAR Technology Corporation dated April 25, 2011.

FOR RELEASE: CONTACT:	New Hartford, NY, April 25, 2011 Christopher R. Byrnes (315) 738 - 0600 ext. 226 cbyrnes@partech.com, www.partech.com

PAR Technology Corporation

Appoints Paul Domorski to Succeed John W. Sammon

As President, Chief Executive Officer, and Chairman of the Board

NEW HARTFORD, NY   PAR TECHNOLOGY CORPORATION (NYSE:PAR)

NEW HARTFORD, NY—April 25, 2011 -- PAR Technology Corporation (NYSE: PAR) is pleased to announce that Paul B. Domorski will succeed Dr. John W. Sammon as the Company’s President, Chief Executive Officer, and Chairman of the Board of Directors, effective today, April 25, 2011.

Mr. Domorski was most recently President and Chief Executive Officer of EMS Technologies, Inc., and previously held leadership positions at Avaya Inc., RSL Communications, Ltd., British Telecom Syncordia Solutions, and Unisys Corporation, where his career began.  His senior executive roles have been characterized by strategic initiatives focused on transforming the performance of operations under his management, often through redirection of resources to promising opportunities. "I am very pleased and excited to be taking on this new role and building on the work already started at PAR," commented Mr. Domorski.

“Paul Domorski’s background and professional experiences uniquely qualify him to lead PAR at this time,” stated Sangwoo Ahn, the lead independent director of PAR’s Board.  “We are delighted PAR’s strategic plan and Paul’s background are aligned, and we are confident he brings the required experience, skills and perspective to enhance our performance.”

Dr. Sammon commented, “I am pleased PAR has attracted Paul to lead our company at this time.  Paul has a long career and proven track record in the Information Technology industry and is the right person at the right time to lead our Company.”

Mr. Ahn added, “On behalf of the Board of Directors and PAR’s entire management team, I want to thank Dr. Sammon for his many years of dedicated and outstanding leadership. We look forward to his continuing contributions as Chairman Emeritus of PAR Technology and member of the Board of Directors including the assurance of a seamless transition.”

Please visit our web site for an extended professional biography of Mr. Domorski.

About PAR Technology Corporation

PAR Technology Corporation creates and markets products that help hospitality operators around the world to better manage money, materials, people and the guest experience. PAR has provided hardware, software and services to the world's largest restaurant chains and their franchisees for almost 30 years.  Today the Company's extensive offerings include technology solutions for the full spectrum of hospitality operations, from boutique hotels and independent table service restaurants to international QSR chains, all backed by PAR’s global service network.  The Company has over 50,000 installations in 105 countries worldwide.  PAR is also a leader in providing computer-based system design and engineering services to the U.S. Department of Defense and federal and state government agencies.  PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  For more information visit the Company’s website at www.partech.com.

###